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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                SCHEDULE 14D-9/A
                               (Amendment No. 1)

                     SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(D)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


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                              ASARCO Incorporated
                           (Name of Subject Company)


                              ASARCO Incorporated
                      (Name of Person(s) Filing Statement)


                      Common Stock, No Par Value Per Share
                         (Title of Class of Securities)


                                   043413103
                     (CUSIP Number of Class of Securities)


                             Francis R. McAllister
                      Chairman and Chief Executive Officer
                              ASARCO Incorporated
                                180 Maiden Lane
                            New York, New York 10038
                                 (212) 510-2000
                 (Name, address and telephone number of person
               authorized to receive notice and communications on
                   behalf of the person(s) filing statement).


                                With Copies to:
                               J. Michael Schell
                               Margaret L. Wolff
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 735-3000

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  This Amendment No. 1 to the Solicitation/Recommendation Statement on
Schedule 14D-9 relates to the exchange offer for all of the outstanding shares of ASARCO Common Stock which is described in a Tender Offer Statement on
Schedule 14D-1 of Phelps Dodge Corporation, a New York corporation ("Phelps Dodge"), filed with the Securities and Exchange Commission on September 3, 1999, which incorporates the prospectus of Phelps Dodge contained in the Registration Statement on Form S-4 of Phelps Dodge filed with the Commission on August 27, 1999, as amended by Amendment No. 1 thereto filed with the Commission on September 1, 1999 and Amendment No. 2 thereto filed with the Commission on September 2, 1999.

Item 9 Material to be Filed as Exhibits.

  Item 9 is hereby amended and supplemented by adding the following Exhibits:

Exhibit 18.Letter to Stockholders of ASARCO and Cyprus Amax.

Exhibit 19.Investor Presentation of ASARCO and Cyprus Amax.

Exhibit 20.Advertisement published in The New York Times on September 10,
1999.

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                                   SIGNATURE

  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                          ASARCO INCORPORATED

                                          By /s/ Francis R. McAllister
                                            -----------------------------------
                                            Name: Francis R. McAllister
                                            Title: Chairman and
                                                 Chief Executive Officer

Dated: September 10, 1999

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